EXHIBIT 10.58

E*TRADE GROUP, INC.

January 23, 2003

Mitchell H. Caplan

c/o E*TRADE Group, Inc.

4500 Bohannon Drive

Menlo Park, CA 94025

Dear Mitch,

Congratulations on your promotion as President and Chief Executive Officer of E*TRADE Group, Inc. (the “Company”)!

In connection with your promotion, the Company is pleased to enter into a new employment arrangement with you. As part of that arrangement, your base salary will remain at the current level, unless and until such time that the Board of Directors modifies such amount. In addition, if another person becomes the Chief Executive Officer of the Company, you will become entitled to receive a cash payment equal to the greater of (a) 12 months of base salary and (b) the product of your monthly base salary multiplied by the excess of (i) 24 months over (ii) the number of complete months that have elapsed since the date hereof. The complete terms and conditions of your arrangement will be documented in a manner that is mutually satisfactory to you and to the Company and, in no case, will this letter prejudice any rights that you have under your current employment agreement, as amended through the date hereof.

We are looking forward to the significant contribution you will make to the continued success of E*TRADE.

Sincerely,

E*TRADE GROUP, INC.

/s/ GEORGE HAYTER
By:	George Hayter
Lead Director

		ACCEPTED:	/s/ MITCHELL H. CAPLAN